Exhibit 10.11

May 6, 2014

[Employee Address]

Dear [Employee]:

On behalf of Wayfair LLC (the “Company”), I am pleased to offer your continued employment as the Company’s [Title] on the terms and conditions set forth below in our agreement (the “Agreement”). You agree that this Agreement amends and restates, in its entirely, the employment agreement between you and the Company, dated June 21, 2011.

1.                                      Title and Responsibilities. As the [Title], you will have supervision and control over and responsibility for the day-to-day [technology-related] business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the [Chief Executive Officer/Board of Managers] of the Company. You agree to devote your full working time and efforts to the business and affairs of the Company.

2.                                      Salary. The Company will pay you an annual salary of $80,000, retroactive to January 1, 2014, subject to periodic increase (but not subject to decrease) at the discretion of the Board.

3.                                      Benefits. You will be eligible to participate in any employee benefits and insurance programs generally made available by the Company to its full-time employees.

4.                                      Confidential Information, Noncompetition and Cooperation.

A.                                    Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by you in the course of your employment by the Company, as well as other information to which you may have access in connection with your employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of your duties under Section 4.B.

B.                                    Confidentiality. You understand and agree that your employment creates a relationship of confidence and trust between you and the Company with respect to all Confidential Information. At all times, both during your employment with the Company and after its termination, you will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing your duties for the Company.

C.                                    Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are

Wayfair LLC – 177 Huntington Avenue, Suite 6000, Boston, MA 02115 (617) 532-6100

furnished to you by the Company or are produced by you in connection with your employment will be and remain the sole property of the Company. You will return to the Company all such materials and property as and when requested by the Company. In any event, you will return all such materials and property immediately upon termination of your employment for any reason. You will not retain any such material or property or any copies thereof after such termination.

D.                                    Noncompetition and Nonsolicitation. During your employment with the Company and for 24 months thereafter (such 24 month period referred to herein as the “Non Compete Period”), regardless of the reason for the termination, you will not (i) directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) solicit, entice, attempt to persuade any other employee or consultant of the Company to leave the Company’s employment for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company, provided, however, that the restriction in this sub-section (ii) shall not apply to (a) persons hired via general advertisements and other similar broad forms of solicitation (including through the use of employment agencies) or (b) persons who affirmatively seek employment through no solicitation or enticement on your part; or (iii) solicit or encourage any supplier to terminate or otherwise modify adversely its business relationship with the Company. You understand that the restrictions set forth in this Section 4.D are intended to protect the Company’s interest in its Confidential Information and established employee and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean a business conducted anywhere in the world where the Company conducts business which is competitive with any business which the Company or any of its affiliates conducts or proposes to conduct at any time during your employment to the extent you were aware of such plans, including, but in no way limited to any internet-based retail business focused on home-related products. Notwithstanding the foregoing, (a) you may own up to two percent (2%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business (b) you may invest in early stage e-commerce entities and investment funds which hold equity interests in a Competing Business, provided, however, that the aggregate amount of any such investment in any such early stage e-commerce entity shall not exceed $500,000 and your aggregate direct and indirect equity interest in any such entity shall at no time exceed ten percent (10%); and (c) you may invest in venture capital, private equity, mutual or similar investment funds that invest in Competing Businesses, provided, that you do not control any such fund and are not otherwise involved in the investment decision process of any such fund.

E.                                     Severance. In the event you are terminated by the Company without Cause (as defined below) or you terminate your employment for Good Reason (as defined below), then you shall be entitled (to the extent you elect) to receive medical and/or dental benefits pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for yourself and/or any qualifying beneficiaries as set forth below:

1.                                     The Company shall pay on your behalf, or reimburse you for, the amount of the applicable COBRA for the same level of coverage immediately prior to the date of termination.

2.                                     Payments under this paragraph shall cease upon the earlier of (i) the end of the first month in which you are no longer eligible for COBRA for any reason (other than death or eligibility for Medicare, provided that COBRA coverage continues for any qualified beneficiary), or (ii) on the last day of the Non-Compete Period.

3.                                      For purposes of this Agreement, the following shall constitute “Cause”: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on your part with respect to your obligations or otherwise relating to the business of Company, provided the Company provides you with notice of such act or omission within 30 days of such act or omission, and the same is not cured by you within 30 days of such notice; or (b) your conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude. For purposes of this Agreement, “Good Reason” is defined as: (a) a material diminution in your base salary; or (b) a material diminution in your title, authority, or responsibility, provided in either case that you provide written notice to the Company within 30 days of any act or omission constituting “Good Reason,” and the Company fails to cure such condition within 30 days.

F.                                      Third-Party Agreements and Rights. You hereby confirm that you are not bound by the terms of any agreement with any previous employer or other party which restricts in any way your use or disclosure of information or your engagement in any business. You represent to the Company that your execution of this Agreement, your employment with the Company and the performance of your proposed duties for the Company will not violate any obligations you may have to any such previous employer or other party. In your work for the Company, you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and you will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

G.                                    Litigation and Regulatorv Cooperation. During and after your employment, you shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 4.G and shall pay you an agreed upon hourly wage for cooperation conducted after your employment

H.                                   Injunction. You agree that it would be difficult to measure any damages caused to the Company which might result from your breach of the promises set forth in this Section 4, and that in any event money damages would be an inadequate remedy for any such breach.

Accordingly, subject to Section 5 of this Agreement, you agree that if you breach, or propose to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

5.                                     Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out your employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators, with the fees of any arbitrator to be borne exclusively by the Company. In the event that any person or entity other than you or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 5 shall be specifically enforceable. Notwithstanding the foregoing, this Section 5 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 5.

6.                                      409A Compliance.

A.                                    It is the intention of both you and the Company that the benefits and rights to which you are entitled pursuant to this Agreement are exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the formal guidance issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If you or the Company believe, at any time, that any such benefit or right that is subject to Section 409A does not so comply, you or the Company shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and right such that they comply with Section 409A (with the most limited possible economic effect on you and the Company).

B.                                    With respect to any reimbursement of expenses of, or any provision of in- kind benefits to, you, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (I) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

C.                                    To the extent required to comply with Section 409A, any payment or benefit required to be paid under this Agreement on account of your termination of employment or separation from service (or any other similar term) as used in this Agreement shall be made only in connection with your “separation from service” within the meaning of Section 409A.

D.                                    For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

E.                                     Neither the Company nor you, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A will be paid prior to the earliest date on which it may be paid without violating Section 409A.

F.                                      Notwithstanding any time of payment otherwise designated in this Agreement, if on your “separation from service” date you are a “specified employee” within the meaning of Section 409A, any amount of “deferred compensation” (as defined by Section 409A, after giving effect to any applicable exemptions) payable to you by reason of your “separation from service” with the Company will not be paid to you until the date that is 6 months and one day following your separation from service to the extent required by Section 409A.

7.                                      Miscellaneous.

A.                                    To the extent there is a conflict between this Agreement and the Non- competition, Non-solicitation, Non-disclosure and Invention Assignment Agreement for key employees between you and the Company (the “Existing Agreement”), the provisions of this Agreement shall prevail. Notwithstanding the foregoing, the parties expressly agree that Section C of the Existing Agreement (“Non-Competition/Non-Solicitation”) is superseded by the provisions hereof and shall be of no further force or effect.

B.                                    This Agreement, and the Existing Agreement, set forth the entire agreement between you and the Company regarding the terms and conditions of your employment and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment.

C.                                    Your employment with the Company shall be on an at-will basis. In other words, you or the Company may terminate employment for any reason and at any time, with or without notice.

D.                                    This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof. Subject to Section 5, the federal and state courts for the Commonwealth of Massachusetts shall have exclusive jurisdiction with respect to any disputes arising from this Agreement and you hereby agree to the personal jurisdiction of such courts over you.

E.                                     If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

F.                                      All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.

G.                                    The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of your employment to the extent necessary to effectuate the terms contained herein.

H.                                   This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.

I.                                        The Company’s offer of employment to you is contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

If you accept these terms, please sign your name below.

Very Truly Yours,

Wayfair LLC:

By:
Name:
Title:

[Employee]